EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Fourth Quarter and Full Year 2019 Results

EDINBURG, Va., Feb. 26, 2020 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced fourth quarter and full year 2019 financial and operating results.

2019 Highlights

  Earnings per share increased 18.3% to $1.10.
  Consolidated normalized free cash flow grew 7.9% to a record $139.2 million.
  Record Wireless postpaid gross and net additions of 235,953 and 49,018, respectively.
  Broadband revenues, Adjusted OIBDA and Operating Income grew 5.9%, 4.9% and 2.2%, respectively, from 2018.
  Completed upgrades to DOCSIS 3.1 in our cable markets enabling broadband speeds up to 1 Gbps and completed wireless network growth-related capital investments in recently acquired markets.
  Launched Fiber to the Home ("FTTH") service branded Glo Fiber in Harrisonburg, Virginia.

"We are pleased with the progress we made in 2019 in executing our strategic plan.  Our recently completed investments in our cable and wireless networks have already begun to produce positive returns with our cable broadband penetration growing from 37.4% to 40.6% in 2019 and our Wireless business achieving a record year of postpaid gross and net additions," said President and CEO, Christopher E. French.  "In addition, we launched our new fiber edge-out strategy, Glo Fiber, and acquired valuable mid-band spectrum in our region for our planned fixed wireless broadband launch later this year. We expect these investments will drive long-term growth in our Broadband business for the next several years and we are well positioned financially and operationally to continue the positive momentum in 2020."

Shentel's fourth-quarter earnings conference call will be webcast at 8:30 a.m. ET on Thursday, February 27, 2020. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated Full Year 2019 Results

  Revenue grew $3.1 million, or 0.5%, year over year to $633.9 million in 2019 driven primarily by Broadband revenue growth of $10.8 million partially offset by Wireless revenue decline of $7.1 million. The Wireless segment recognized $12.0 million in lower travel revenue in 2019 compared to 2018 due to the ongoing dispute with Sprint over resetting the travel fee.

  Adjusted OIBDA decreased $3.7 million to $260.9 million in 2019 from $264.6 million in 2018 due to the $12 million travel revenue decline in the Wireless segment partially offset by growth of $3.9 million in Broadband, $3.6 million in the core Wireless business, excluding the impact from travel, and $0.6 million in Towers.

  Operating income increased 4.1% in 2019 to $97.0 million from $93.2 million in 2018.

  Earnings per diluted share grew 18.3% to $1.10 from $0.93 per diluted share in 2018.

Wireless

  Wireless revenue decreased $7.1 million in 2019 to $443.4 million compared with $450.5 million in 2018. The decrease was attributable to the aforementioned $12 million decline in travel revenue partially offset by $3.2 million increase in postpaid and prepaid revenue from approximately 6% growth in subscribers and $1.6 million increase in roaming and MVNO revenues.

  Wireless operating expenses in 2019 were $354.8 million, compared with $362.5 million in 2018, a year over year decrease of $7.6 million, primarily due to a $9.3 million decline in depreciation and amortization expense as certain assets acquired from nTelos became fully depreciated, $4.3 million decline in line costs from lower backhaul rates, a $2.0 million decline in operational taxes, $1.8 million decline in advertising costs and $0.7 million decline in retail store rents, partially offset by a $10.5 million increase in tower rents from a combination of an increase of 107 cell sites and higher tower rents rates from 2018.

  Wireless Adjusted OIBDA in 2019 was $204.7 million, compared with $213.1 million in 2018.

  Wireless operating income in 2019 was $88.5 million, compared with $88.0 million in 2018.

Broadband

  Broadband revenue grew $10.8 million or 5.9% to $193.9 million in 2019 compared with $183.1 million in 2018. The increase was primarily attributable to a $10.1 million or 8.2% growth in Residential and SMB revenue, $3.3 million or 13.4% growth in Fiber enterprise and wholesale revenue partially offset by $3.2 million or 12.3% decline in RLEC revenue.

  Broadband operating expenses increased approximately $9.9 million, or 7.0%, to $151.4 million in 2019, compared with 2018, primarily due to $2.9 million of operating expenses incurred in the launch of Glo Fiber, $3.0 million in higher depreciation and amortization expense, $1.6 million in increased cost of service due to the expansion of our network footprint and higher programming and retransmission fees, $1.5 million in payroll increases and $0.8 million in higher advertising and commissions.

  Broadband Adjusted OIBDA in 2019 grew 4.9% to $83.8 million, compared with $79.9 million in 2018.

  Broadband operating income in 2019 was $42.5 million, compared with $41.6 million in 2018.

Tower

  Tower revenue in 2019 was $13.0 million, representing a year over year increase of 6.5% compared with $12.2 million in 2018. The increase was due to a 10.1% increase in tenants and a 2.5% increase in the lease rate.

  Tower operating expenses in 2019 were $7.1 million, compared with $7.4 million for 2018. The decline was due to lower depreciation and amortization expense.

  Tower Adjusted OIBDA grew 8.6% to $7.9 million, compared with $7.3 million in 2018.

  Tower operating income in 2019 was $5.9 million, compared with $4.8 million in 2018.

Consolidated Fourth Quarter 2019 Results

  Revenue in the fourth quarter of 2019 was $161.0 million compared with $161.5 million in the fourth quarter of 2018, as Broadband and Tower segments growth of $3.8 million and $0.7 million were offset by $4.5 million in lower Sprint travel revenue resulting from the ongoing dispute with Sprint over resetting the travel fee.

  Adjusted OIBDA in the fourth quarter of 2019 was $63.5 million compared with $69.1 million in the fourth quarter of 2018 due to a decline in the Wireless segment.

  Operating income in the fourth quarter of 2019 was $22.9 million compared with $27.0 million in the fourth quarter of 2018.

  Net income in the fourth quarter of 2019 was $13.5 million or $0.27 per diluted share compared with net income of $14.9 million or $0.30 per diluted share in the fourth quarter of 2018.

Wireless

  Shentel served 844,194 wireless postpaid subscribers at December 31, 2019, representing an increase of 6.2% compared with 795,176 subscribers as of December 31, 2018. Fourth quarter 2019 postpaid gross adds increased 31.8% to 71,830, net adds increased 115.6% to 20,777.  Postpaid phone net adds more than doubled to 8,654 and postpaid phone churn increased 12 basis points to 1.88% compared to fourth quarter 2018.  At December 31, 2019, phones represented 87.8% of the postpaid base.

  Shentel served 274,012 wireless prepaid subscribers at December 31, 2019, representing an increase of 5.9% compared with 258,704 subscribers as of December 31, 2018. Fourth quarter 2019 prepaid gross adds, net adds and churn were consistent with the fourth quarter 2018.

  Wireless revenue decreased $3.5 million, to $112.4 million for the fourth quarter of 2019 compared with the fourth quarter of 2018. Sprint travel revenue declined $4.5 million due to the continuing dispute over resetting the travel fee partially offset by $1.2 million of higher equipment revenue due to higher postpaid gross adds.

  Wireless operating expenses in the fourth quarter of 2019 were $91.5 million compared to $90.9 million in the fourth quarter of 2018. The increase was due to $3.0 million in higher tower rents and maintenance due to an increase of 107 cell sites in our network, $1.6 million in higher equipment cost of goods sold due to higher gross adds offset by $0.8 million in lower property taxes, and $3.0 million in lower depreciation and amortization as certain assets acquired from nTelos became fully depreciated.

  Wireless Adjusted OIBDA in the fourth quarter of 2019 was $48.7 million, compared with $55.7 million for the fourth quarter of 2018.

  Wireless Operating Income in the fourth quarter of 2019 was $20.9 million, compared to $25.0 million for the fourth quarter of 2018.

Broadband

  Total Revenue Generating Units ("RGUs") as of December 31, 2019 were 191,227, representing an increase of 1.5% which includes the addition of approximately 4,800 RGUs obtained through the Big Sandy acquisition and 177 RGUs from the late October launch of Glo Fiber.  Glo Fiber ended the year with approximately 1,723 homes passed representing 7.4% penetration.  Cable broadband penetration grew from 37.4% to 40.6% and broadband churn declined 19 basis points to 1.64%.

  Broadband revenue in the fourth quarter of 2019 grew $3.8 million or 8.2% to $49.8 million compared with $46.0 million in the fourth quarter of 2018, primarily driven by $2.8 million increase in Residential and SMB revenue and $1.1 million increase in Fiber enterprise and wholesale revenue.

  Broadband operating expenses in the fourth quarter of 2019 were $40.5 million compared to $36.6 million in the fourth quarter of 2018. The increase was primarily due to $1.1 million of expenses incurred with the launch of Glo Fiber and a $2.1 million increase in depreciation expense due to the expansion of our network.

  Broadband Adjusted OIBDA in the fourth quarter of 2019 grew 10.0% to $21.4 million, compared with $19.4 million for the fourth quarter of 2018.

  Broadband Operating income in the fourth quarter of 2019 was $9.4 million, compared to $9.5 million in the fourth quarter of 2018.

Tower

  Total towers and tenants were 225 and 404 as of December 31, 2019 as compared to 208 and 367, respectively, as of December 31, 2018.

  Tower revenue in the fourth quarter of 2019 grew 22.2% to $3.8 million, compared with $3.1 million for the fourth quarter of 2018.

  Tower operating expenses in the fourth quarter of 2019 were $1.3 million, compared with $2.1 million for the fourth quarter of 2018. The decline was due to lower depreciation and amortization expense.

  Tower Adjusted OIBDA in the fourth quarter of 2019 grew 21.3% to $2.3 million, compared with $1.9 million for the fourth quarter of 2018.

  Tower operating income in the fourth quarter of 2019 was $2.4 million, compared to $1.0 million for the fourth quarter of 2018.

Other Information

  Capital expenditures were $138.8 million for the year ended December 31, 2019 compared with $136.6 million in 2018. The $2.2 million increase in capital expenditures due primarily to Broadband segment's $19.0 million investment in Glo Fiber and fixed wireless, partially offset by lower wireless and tower capital expenditures.

  The Company declared and paid a cash dividend of $13.9 million, or $0.29 per share, in the fourth quarter 2019.

  During the fourth quarter of 2019, we repurchased and retired 200,410 shares of our outstanding common stock in the open market purchases, pursuant to the previously-announced share repurchase program, for a total of $7.2 million. As of December 31, 2019, approximately $72.8 million remained available to repurchase shares under the share repurchase program.

  Outstanding debt at December 31, 2019 totaled $720.1 million, net of unamortized loan costs, compared to $770.2 million as of December 31, 2018.  As of December 31, 2019, the Company had liquidity of approximately $176.7 million, including $75.0 million of revolving line of credit availability.

Free cash flow, normalized free cash flow and Adjusted OIBDA are non-GAAP financial measures that are not determined in accordance with US generally accepted accounting principles. Reconciliations of these non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

Date: February 27, 2020
Time: 8:30 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 2493817

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through March 26, 2020 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art wireless, cable and fiber optic networks to customers in the Mid-Atlantic United States. The Company’s services include: wireless voice and data; broadband internet, video, and digital voice; fiber optic Ethernet, wavelength and leasing; telephone voice and digital subscriber line; and tower colocation leasing. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, Kentucky, and Ohio. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:
Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com
Or
John Nesbett/Jennifer Belodeau
IMS Investor Relations
203-972-9200
jnesbett@institutionalms.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Service revenue and other	$140,941	$142,637	$565,063	$562,456
Equipment revenue	20,056	18,847	68,843	68,398
Total revenue	160,997	161,484	633,906	630,854
Operating expenses:
Cost of services	49,574	47,660	198,753	194,022
Cost of goods sold	19,578	17,952	65,914	63,959
Selling, general and administrative	29,470	27,105	112,540	113,222
Depreciation and amortization	39,495	41,773	159,653	166,405
Total operating expenses	138,117	134,490	536,860	537,608
Operating income	22,880	26,994	97,046	93,246
Other income (expense):
Interest expense	(6,487)	(7,663)	(29,468)	(34,847)
Other	(101)	831	3,461	3,713
Income before income taxes	16,292	20,162	71,039	62,112
Income tax expense	2,771	5,310	16,104	15,517
Net income	$13,521	$14,852	$54,935	$46,595

Net income per share, basic and diluted:
Basic net income per share	$0.27	$0.31	$1.10	$0.94
Diluted net income per share	$0.27	$0.30	$1.10	$0.93
Weighted average shares outstanding, basic	49,762	49,587	49,811	49,542
Weighted average shares outstanding, diluted	50,067	50,112	50,101	50,063

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2019	December 31, 2018

Cash and cash equivalents	$101,651	$85,086
Other current assets	137,380	125,116
Total current assets	239,031	210,202

Investments	12,388	10,788
Property, plant and equipment, net	700,114	701,359
Intangible assets, net	314,147	366,029
Goodwill	149,070	146,497
Operating lease right-of-use assets	392,589	—
Deferred charges and other assets, net	53,352	49,891
Total assets	$1,860,691	$1,484,766

Total current liabilities	147,336	$88,539
Long-term debt, less current maturities	688,464	749,624
Other liabilities	555,469	204,356
Total shareholders’ equity	469,422	442,247
Total liabilities and shareholders’ equity	$1,860,691	$1,484,766

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net income	$54,935	$46,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	139,543	142,111
Amortization of intangible assets	20,535	24,294
Accretion of asset retirement obligations	1,478	1,045
Bad debt expense	1,743	1,983
Stock based compensation expense, net of amount capitalized	3,817	4,959
Deferred income taxes	11,644	6,208
Other adjustments	(1,489)	553
Changes in assets and liabilities	26,939	37,899
Net cash provided by operating activities	$259,145	$265,647

Cash flows from investing activities:
Capital expenditures	(138,792)	(136,641)
Cash disbursed for acquisitions	(10,000)	(52,000)
Cash disbursed for FCC spectrum licenses	(16,742)	—
Proceeds from sale of assets and other	200	841
Net cash used in investing activities	$(165,334)	$(187,800)

Cash flows from financing activities:
Principal payments on long-term debt	(53,197)	(51,264)
Dividends paid, net of dividends reinvested	(13,943)	(12,866)
Repurchase of common stock	(7,231)	—
Proceeds from revolving credit facility borrowings	—	15,000
Principal payments on revolving credit facility	—	(15,000)
Taxes paid for equity award issuances	(2,911)	(3,245)
Payments for debt issuance costs	—	(3,971)
Proceeds from exercise of stock options	36	—
Net cash used in financing activities	$(77,246)	$(71,346)
Net increase in cash and cash equivalents	16,565	$6,501
Cash and cash equivalents, beginning of period	85,086	78,585
Cash and cash equivalents, end of period	$101,651	$85,086

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Year Ended December 31, 2019
(in thousands)	Wireless	Broadband	Tower	Corporate	Consolidated
Operating income	$88,541	$42,521	$5,899	$(39,915)	$97,046
Depreciation	96,094	40,831	2,025	593	139,543
Amortization of intangible assets	20,062	473	—	—	20,535
OIBDA	204,697	83,825	7,924	(39,322)	257,124
Share-based compensation expense	—	—	—	3,817	3,817
Adjusted OIBDA	$204,697	$83,825	$7,924	$(35,505)	$260,941

Year Ended December 31, 2018
(in thousands)	Wireless	Broadband	Tower	Corporate	Consolidated
Operating income	$88,004	$41,620	$4,843	$(41,221)	$93,246
Depreciation	100,950	38,140	2,454	567	142,111
Amortization of intangible assets	24,117	177	—	—	24,294
OIBDA	213,071	79,937	7,297	(40,654)	259,651
Share-based compensation expense	—	—	—	4,959	4,959
Adjusted OIBDA	$213,071	$79,937	$7,297	$(35,695)	$264,610

Quarter ended December 31, 2019
(in thousands)	Wireless	Broadband	Tower	Corporate	Consolidated
Operating income	$20,908	$9,371	$2,439	$(9,838)	$22,880
Depreciation	23,110	11,842	(113)	201	35,040
Amortization of intangible assets	4,714	166	—	—	4,880
OIBDA	48,732	21,379	2,326	(9,637)	62,800
Share-based compensation expense	—	—	—	659	659
Adjusted OIBDA	$48,732	$21,379	$2,326	$(8,978)	$63,459

Quarter Ended December 31, 2018
(in thousands)	Wireless	Broadband	Tower	Corporate	Consolidated
Operating income	$24,957	$9,487	$1,023	$(8,473)	$26,994
Depreciation	25,154	9,898	894	163	36,109
Amortization of intangible assets	5,620	44	—	—	5,664
OIBDA	55,731	19,429	1,917	(8,310)	68,767
Share-based compensation expense	—	—	—	381	381
Adjusted OIBDA	$55,731	$19,429	$1,917	$(7,929)	$69,148

Segment Results

Year ended December 31, 2019 (in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$302,031	$—	$—	—	$302,031
Prepaid	53,540	—	—	—	53,540
Tower lease	—	—	6,964	—	6,964
Cable, residential and SMB	—	134,187	—	—	134,187
Fiber, enterprise and wholesale	—	20,187	—	—	20,187
Rural local exchange carrier	—	21,074	—	—	21,074
Travel, installation, and other	20,160	6,920	—	—	27,080
Service revenue and other	375,731	182,368	6,964	—	565,063
Equipment	67,659	1,184	—	—	68,843
Total external	443,390	183,552	6,964	—	633,906
Revenue from other segments	—	10,392	6,020	(16,412)	—
Total revenue	443,390	193,944	12,984	(16,412)	633,906
Operating expenses
Cost of services	131,745	76,674	3,894	(13,560)	198,753
Cost of goods sold	65,148	766	—	—	65,914
Selling, general and administrative	42,225	32,679	1,166	36,470	112,540
Depreciation and amortization	115,731	41,304	2,025	593	159,653
Total operating expenses	354,849	151,423	7,085	23,503	536,860
Operating income (loss)	$88,541	$42,521	$5,899	$(39,915)	$97,046

Year ended December 31, 2018 (in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$300,775	$—	$—	$—	$300,775
Prepaid	51,602	—	—	—	51,602
Tower lease	—	—	7,180	—	7,180
Cable, residential and SMB	—	124,072	—	—	124,072
Fiber, enterprise and wholesale	—	18,218	—	—	18,218
Rural local exchange carrier	—	23,485	—	—	23,485
Travel, installation, and other	30,572	6,552	—	—	37,124
Service revenue and other	382,949	172,327	7,180	—	562,456
Equipment	67,510	888	—	—	68,398
Total external	450,459	173,215	7,180	—	630,854
Revenue from other segments	—	9,905	5,016	(14,921)	—
Total revenue	450,459	183,120	12,196	(14,921)	630,854
Operating expenses
Cost of services	127,045	75,066	4,121	(12,210)	194,022
Cost of goods sold	63,583	376	—	—	63,959
Selling, general and administrative	46,760	27,741	778	37,943	113,222
Depreciation and amortization	125,067	38,317	2,454	567	166,405
Total operating expenses	362,455	141,500	7,353	26,300	537,608
Operating income (loss)	$88,004	$41,620	$4,843	$(41,221)	$93,246

Quarter ended December 31, 2019 (in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$75,623	$—	$—	—	$75,623
Prepaid	13,115	—	—	—	13,115
Tower lease	—	—	1,598	—	1,598
Cable, residential and SMB	—	34,484	—	—	34,484
Fiber, enterprise and wholesale	—	5,276	—	—	5,276
Rural local exchange carrier	—	5,175	—	—	5,175
Travel, installation, and other	3,779	1,891	—	—	5,670
Service revenue and other	92,517	46,826	1,598	—	140,941
Equipment	19,845	211	—	—	20,056
Total external	112,362	47,037	1,598	—	160,997
Revenue from other segments	—	2,795	2,190	(4,985)	—
Total revenue	112,362	49,832	3,788	(4,985)	160,997
Operating expenses
Cost of services	33,452	19,271	1,102	(4,251)	49,574
Cost of goods sold	19,408	170	—	—	19,578
Selling, general and administrative	11,195	9,012	360	8,903	29,470
Depreciation and amortization	27,399	12,008	(113)	201	39,495
Total operating expenses	91,454	40,461	1,349	4,853	138,117
Operating income (loss)	$20,908	$9,371	$2,439	$(9,838)	$22,880

Quarter ended December 31, 2018 (in thousands)	Wireless	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Postpaid	$75,970	$—	$—	$—	$75,970
Prepaid	13,341	—	—	—	13,341
Tower lease	—	—	1,830	—	1,830
Cable, residential and SMB	—	31,676	—	—	31,676
Fiber, enterprise and wholesale	—	4,589	—	—	4,589
Rural local exchange carrier	—	5,528	—	—	5,528
Travel, installation, and other	7,937	1,766	—	—	9,703
Service revenue and other	97,248	43,559	1,830	—	142,637
Equipment	18,651	196	—	—	18,847
Total external	115,899	43,755	1,830	—	161,484
Revenue from other segments	—	2,302	1,270	(3,572)	—
Total revenue	115,899	46,057	3,100	(3,572)	161,484
Operating expenses
Cost of services	30,555	18,891	1,119	(2,905)	47,660
Cost of goods sold	17,833	119	—	—	17,952
Selling, general and administrative	11,780	7,618	64	7,643	27,105
Depreciation and amortization	30,774	9,942	894	163	41,773
Total operating expenses	90,942	36,570	2,077	4,901	134,490
Operating income (loss)	$24,957	$9,487	$1,023	$(8,473)	$26,994

Supplemental Information

Wireless Operating Statistics

The following tables indicate selected operating statistics of Wireless, including Sprint subscribers, as of the dates shown:

	December 31, 2019	December 31, 2018 (2)
Retail PCS total subscribers - postpaid	844,194	795,176
Retail PCS phone subscribers	740,958	723,455
Retail PCS connected device subscribers	103,236	71,721
Retail PCS subscribers - prepaid	274,012	258,704
PCS market POPS (000) (1)	7,227	7,023
PCS covered POP (000) (1)	6,324	6,109
Macro base stations (cell sites)	1,960	1,853

	Three Months Ended December 31,		Twelve Months Ended December 31,
Postpaid:	2019	2018	2019	2018 (2)
Gross PCS total subscriber additions	71,830	54,517	235,953	190,334
Gross PCS phone additions	50,188	42,114	174,237	156,601
Gross PCS connected device additions	21,642	12,403	61,716	33,733
Net PCS total subscriber additions	20,777	9,639	49,018	20,236
Net PCS phone additions	8,654	4,179	19,846	12,310
Net PCS connected device additions	12,123	5,460	29,172	7,926
PCS monthly retail total churn %	2.05%	1.90%	1.92%	1.82%
PCS monthly phone churn %	1.88%	1.76%	1.77%	1.69%
PCS monthly connected device churn %	3.30%	3.40%	3.21%	3.35%
Prepaid:
Gross PCS subscriber additions	39,352	38,225	152,098	150,662
Net PCS subscriber additions	2,461	3,242	15,308	17,191
PCS monthly retail churn %	4.52%	4.56%	4.26%	4.45%

___________________________

(1)	"POPS" refers to the estimated population of a given geographic area. Market POPS are those within a market area which we are authorized to serve under our Sprint PCS affiliate agreements, and Covered POPS are those covered by our network. The data source for POPS is U.S. census data. Historical periods previously referred to other third party population data and have been recast to refer to U.S. census data.
(2)	Acquired the Richmond Expansion Area on February 1, 2018 with market POPs of 1,082,000 and covered POPs of 602,000. 2018 net adds results exclude 38,343 postpaid and 15,691 prepaid subscribers acquired.

Broadband Operating Statistics

	December 31, 2019	December 31, 2018
Broadband homes passed (1)	208,298	201,633
Broadband customer relationships (2)	100,890	95,328

Video:
RGUs (3)	53,673	58,672
Penetration (4)	25.8%	29.1%
Digital video penetration (5)	95.0%	78.8%
Broadband:
RGUs (3)	84,045	75,389
Penetration (4)	40.3%	37.4%
Voice:
RGUs (3)	31,380	29,474
Penetration (4)	16.2%	15.9%
Total Cable and Glo Fiber RGUs	169,098	163,535

RLEC homes passed	25,846	26,782
RLEC customer relationships (2)	10,306	11,226
RLEC RGUs:
Data RLEC	7,797	9,104
Penetration (4)	30.2%	34.0%
Voice RLEC	14,332	15,698
Penetration (4)	55.5%	58.6%
Total RLEC RGUs	22,129	24,802

Total RGUs	191,227	188,337

Fiber route miles	6,139	5,641
Total fiber miles (6)	320,444	300,200

___________________________

(1)	Homes and businesses are considered passed (“homes passed”) if we can connect them to our distribution system without further extending the transmission lines. Homes passed is an estimate based upon the best available information. Homes passed have access to video, broadband and voice services.
(2)	Customer relationships represent the number of billed customers who receive at least one of our services.
(3)	As of September 30, 2019, the Company revised its methodology for counting RGUs associated with hotels, multiple dwelling units ("MDUs") and certain commercial customers. We now count each dwelling or unit of service as a separate RGU. Prior year information has been recast to reflect our revised methodology. Previously we counted RGUs on an equivalent basis consistent with carriage fee practices.
(4)	Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)	Digital video penetration is calculated by dividing the number of digital video users by total video users. Digital video users are video customers who receive any level of video service via digital transmission. A dwelling with one or more digital set-top boxes or digital adapters counts as one digital video user.
(6)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Tower Operating Statistics

	December 31, 2019	December 31, 2018
Towers owned	225	208
Tenants (1)	404	367
Average tenants per tower	1.8	1.8

___________________________

(1) Includes 201 and 174 intercompany tenants for our Wireless segment as of December 31, 2019 and 2018, respectively.

Reconciliation of Non-GAAP Measures Normalized Free Cash Flow and Free Cash Flow

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2019	2018	2019	2018
Net cash provided by operating activities	$65,686	$76,847	$259,145	$265,647
Less: Capital expenditures (1)	(22,988)	(44,332)	(119,954)	(136,641
Normalized free cash flow	42,698	32,515	139,191	129,006
Glo Fiber and Fixed Wireless capital expenditures	(8,766)	—	(18,838)	—
Free cash flow	$33,932	$32,515	$120,353	$129,006

(1) Excludes capital expenditures for the development of Glo Fiber and Fixed Wireless.

Free cash flow and normalized free cash flow are non-GAAP financial measures that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows. Free cash flow is calculated by subtracting capital expenditures from net cash provided by operating activities.  Normalized free cash flow is calculated by subtracting capital expenditures, excluding spending on the development of Glo Fiber and Fixed Wireless services, from net cash provided by operating activities.  We believe they are more conservative measures of our cash flow since purchases of fixed assets are necessary for ongoing operations and expansion. Free cash flow and normalized free cash flow are utilized by our management, investors and analysts to evaluate cash available that may be used to pay scheduled principal payments on our debt obligations and provide further investment in the business.